UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                        Under the Securities Act of 1934
                               (Amendment No. 14)

                   Pediatric Services of America, Inc. (PSAI)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    705323103
                                 (CUSIP Number)

                                David Nierenberg

                               The D3 Family Funds

                               19605 NE 8th Street

                                 Camas, WA 98607

                                  360-604-8600
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 7, 2004
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: |_|

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The D3 Family Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    525,765 common shares (7.5%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           525,765
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     869,430 shares (12.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The D3 Family Retirement Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    168,824 common shares (2.4%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           168,824
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     869,430 shares (12.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The D3 Children's Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    43,507 common shares (0.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           43,507
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     869,430 shares (12.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The D3 Offshore Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    87,334 common shares (1.2%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           87,334
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     869,430 shares (12.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The D3 Family Bulldog Fund, L.P. (David Nierenberg is president of the General Partner, which is Nierenberg Investment Management Company.)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Washington
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    44,000 common shares (0.6%)
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           44,000
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     869,430 shares (12.4%)
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     12.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

Item 1. Security and Issuer.

      Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2. Identity and Background.

      The D3 Family Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

      We acquired these additional PSAI shares as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) D3 Family Fund, L.P. owns and has sole voting and dispositive power over 525,765 common shares of PSAI.

      (c) N/A

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.


      December 7, 2004                  /s/ DAVID NIERENBERG
      ----------------                  --------------------------------
                                        President
                                        Nierenberg Investment Management
                                        Company, Inc., the General Partner of
                                        The D3 Family Fund, L.P.

Item 1. Security and Issuer.

      Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2. Identity and Background.

      The D3 Family Retirement Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

      We acquired these additional PSAI shares as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Retirement Fund, L.P. owns and has sole voting and dispositive power over 168,824 common shares of PSAI.

      (c) N/A

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      December 7, 2004                /s/ DAVID NIERENBERG
      ----------------                ------------------------------
      Date                            David Nierenberg
                                      President
                                      Nierenberg Investment Management Company,
                                      Inc., the General Partner of the D3 Family
                                      Retirement Fund, L.P.

Item 1. Security and Issuer.

      Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2. Identity and Background.

      The D3 Children's Fund, L.P. is a Washington State limited partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

      We acquired these additional PSAI shares as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Children's Fund, L.P. owns and has sole voting and dispositive power over 43,507 common shares of PSAI.

      (c) N/A

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      December 7, 2004                 /s/ DAVID NIERENBERG
      ----------------                 ------------------------------
      Date                             David Nierenberg
                                       President
                                       Nierenberg Investment Management Company,
                                        Inc., the General Partner of the D3
                                        Children's Fund L.P.

Item 1. Security and Issuer.

      Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2. Identity and Background.

      The D3 Offshore Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

      We acquired these additional PSAI shares as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Offshore Fund, L.P. owns and has sole voting and dispositive power over 87,334 common shares of PSAI.

      (c)       Date       Shares Bought      Price
                ----       -------------      -----

              10/11/04         1,000           7.76
              10/12/04         4,000           8.04
              10/13/04         4,000           8.18
              10/14/04         1,000           8.17
              10/18/04         2,400           8.33
              10/20/04         1,300           8.35
              10/21/04         3,500           8.32
              11/08/04         7,700           8.53
              11/09/04         5,600           8.54
              11/10/04         3,500           8.55
              11/22/04         8,000          10.00

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      December 7, 2004               /s/ DAVID NIERENBERG
      ----------------               -------------------------------
      Date                             David Nierenberg
                                       President
                                       Nierenberg Investment Management Company,
                                        Inc., the General Partner of the D3
                                        Offshore Fund, L.P.

Item 1. Security and Issuer.

      Common stock of Pediatric Services of America, Inc. (PSAI) 310 Technology Parkway, Norcross GA 30092-2929

Item 2. Identity and Background.

      The D3 Family Bulldog Fund, L.P. is a Washington State limited partnership, whose principal Business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in 2 (d) and (e).

Item 3. Source and Amount of Funds or Other Consideration

      Source of funds is money invested in the partnership by its partners.

Item 4. Purpose of Transaction

      We acquired these additional PSAI shares as a long term investment.

Item 5. Interest in Securities of the Issuer.

      (a,b) The D3 Family Bulldog Fund, L.P. owns and has sole voting and dispositive power over 44,000 common shares of PSAI.

      (c)       Date       Shares Bought      Price
                ----       -------------      -----


              10/11/04         1,000           7.76
              10/12/04         4,900           8.04
              10/13/04         4,600           8.18
              10/14/04         1,000           8.17
              10/18/04         2,700           8.33
              10/20/04         1,700           8.34
              10/21/04         4,000           8.32
              10/22/04         3,100           8.35
              11/08/04         6,000           8.53
              11/09/04         4,500           8.55
              11/10/04         2,500           8.55
              11/22/04         8,000          10.00

      (d) N/A

      (e) N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      N/A

Item 7. Material to be Filed as Exhibits

      N/A

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      December 7, 2004               /s/ DAVID NIERENBERG
      ----------------               -----------------------------
      Date                           David Nierenberg
                                     President
                                     Nierenberg Investment Management Company,
                                      Inc., the General Partner of the D3 Family
                                      Bulldog Fund, L.P.